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                                                        EXHIBIT A


                          TRANSLATION
                     ----------------------

                        DECREE LAW NO. 5

                       (of 2nd July 1997)

                   OF THE REPUBLIC OF PANAMA


"Whereby certain articles are amended and added to the Code of Commerce with the purpose of modernizing some of its institutions, Law 1 of 1984 on Trusts is amended and other provisions are decreed."

                 THE PRESIDENT OF THE REPUBLIC

In the use of his constitutional powers and particularly those granted to him by subsection 4 of Law No. 20 of 27th June 1997, having received the Cabinet Council's approval.

                            DECREES:

Article 1. Article 11B is added to the Code of Commerce as follows:

     "Article 11B. A company that is validly organized under a foreign law may opt to be governed by the laws of the Republic of Panama and to continue its existence under the laws thereof, as a Panamanian Corporation, notwithstanding the provisions in its law of origin, by filing the following documents at the Public Registry for their registration:

     1) Evidence of its organization and valid existence in accordance with the laws of the pertinent country or jurisdiction, issued by a competent authority of (such country or jurisdiction or, lacking same, through a notarial certification).

     2) Certificate or certified copy of the agreement or resolution of the competent body evidencing authorization to continue the existence of the corporation in accordance with the laws of the Republic of Panama.

     3) Organization deed or articles of incorporation subscribed in accordance with the requirements prescribed by the corresponding laws of the Republic of Panama, indicating that same replaces the incorporation or formation document of the foreign corporation.

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        The documentation issued in foreign countries or
        jurisdictions must be apostilled or authenticated by a Consul of the Republic of the Panama or, lacking same, by that of a friendly nation in the country or jurisdiction where the documentation originates."

Article 2. Article 11C is added to the Code of Commerce as follows:

     "Article 11C. Once the corresponding documents have been registered at the Public Registry, the continuation of the corporation under the laws of the Republic of Panama shall have effect between the parties and vis-a-vis third parties as from the date of the initial organization of the company in the country or jurisdiction of origin. The corporation shall continue with all its assets, rights, privileges, powers and franchises, as the owner and holder thereof, subject to all restrictions, obligations and duties corresponding to the corporation in its country or jurisdiction of origin, it being understood that the rights of the corporation's creditors and the encumbrances on its assets shall not be impaired by its continuation under the laws of the Republic of Panama."

Article 3. Article 11D is added to the Code of Commerce as follows:

     "Article 11D. A corporation validly organized and existing under a foreign law may conditionally register its continuation in the Republic of Panama at the Public Registry in accordance with the preceding provisions on condition that such continuation be made effective once the declaration to such effect that is issued by its representative or duly authorized attorney in fact is registered.

     Once such formality has been complied with, the provisions in the foregoing article shall be applied."

Article 4. Article 11E is added to the Code of Commerce as follows:

     "Article 11E. A corporation organized in accordance with Panama Law may, as may be provided for in the incorporation deed or in its amendments, continue under the laws of another country or jurisdiction provided the laws of such country or jurisdiction so allows and the corporation is not in default as to its tax obligations in the Republic of Panama.

     To such end, the corporation shall file a certification or a certified copy of the pertinent decision or resolution, as well as certification evidencing due registration in the jurisdiction it is transferred to, for registration at the Public Registry of the Republic of Panama through the intermediary an attorney at law.

     Once the registration has been made, the corporation shall continue with all its assets, rights, privileges, powers and franchises as the owner and holder thereof, subject to all restrictions, obligations and duties corresponding to the corporation, it being understood

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     that the rights of the corporation's creditors and the
     encumbrances on its assets shall not be impaired by its continuation in the foreign country.

     Non-registration of the corporation in the other country which has been duly verified shall not impair the effects of its registration in the jurisdiction of origin."

Article 5. Article 38A is added to the Code of Commerce as follows:

     "Article 38A. The name of a corporation may be reserved at the Public Registry for a term not exceeding thirty (30) calendar days through a written request that shall be decided outright by the Public Registry upon verification of the availability of the name. Once such term has expired, the reservation of the name shall terminate by full right without need for any annotation in this regard."

Article 6. Article 58A is added to the Code of Commerce as follows:

     "Article 58A. At the option of mercantile companies, their financial statements, approved by their Board of Directors or by such companies' members or shareholders, duly countersigned by a certified public accountant, may also be registered at the Public Registry."

Article 7. Article 71 of the Code of Commerce shall read as follows:

     "Article 71. Every merchant is obliged to keep accounting books that clearly and precisely indicate its commercial operations, assets, liabilities and property. The accounting must always reflect the amounts of the transactions and the nature thereof.

     For the purposes of the provisions in this Title, a merchant may keep its accounting and make its entries by using either books, electronic media or other mechanisms that are authorized by the Law and which allow a clear determination of the commercial operations made, provided same can be printed."

     Likewise, corporate entities may keep their Minute Books and Share Registers by using books, electronic media and other mechanisms as described in the foregoing paragraph.

Article 8. Article 72 of the Code of Commerce shall read as follows:

     "Article 72. The number and kind of accounting books, as well as the manner of keeping same, shall be at the merchant's option, provided same conform to the accounting standards generally accepted and applied in the Republic of Panama."


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Article 9.     Article 73 of the Code of Commerce shall read as
               follows:

     "Article 73. The accounting records that every merchant must keep are: a Journal and a Ledger. Commercial companies must also keep a Minute Book and a Share and Shareholder Book or, as may be required, a Parts or Shares of Asset or Corporate Participation Book.

     Corporate entities that do not carry out operations that are perfected, consummated or have effect in the Republic of Panama are not obliged to keep the required accounting books referred to in this Article in the Republic of Panama unless they have their domicile and operate in the Republic of Panama."

Article 10. Article 77 of the Code of Commerce shall read as follows:

     "Article 77. Accounting books must be kept precisely and clearly, in a chronological order, including the dates on which the transactions are carried out or on which the periods are affected.

     It is absolutely forbidden to enter or register transactions in a manner other than that in which same originated, including the dates they are perfected, leaving blank spaces, erasures or crossing out. The reversions, corrections of mistakes or omissions must also be clearly made and identified as such in the accounting books."

Article 11. Article 78 of the Code of Commerce shall read as follows:

     "Article 78. Every merchant that has a commercial establishment in the Republic of Panama, regardless of its location, shall be obliged to keep its accounting books in Spanish and in the legal or commercial currency of the Republic of Panama. The documentation evidencing the transactions and correspondence may be kept in the originating language and, should a translation be required by any competent authority, the merchant shall be obliged to provide the translation of same, within a reasonable term and at its cost."

Article 12. Article 81 of the Code of Commerce shall read as follows:

     "Article 81. All operations that the merchant carries out shall be entered in the book called the Journal, in a chronological order, the date, amount and nature of each of such transactions being clearly specified, and as well as the precise identification of the accounts affected being precisely specified in the book called the Ledger."

Article 13. Article 83 of the Code of Commerce shall read as follows:

     "Article 83. The entries of the transactions made in the Journal shall be transferred to the Ledger in a chronological order, in accounts duly classified as assets, liabilities, equity,

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     income, expenses and memorandum accounts, with cross
     reference to the entries in the Journal."

Article 14. Article 85 of the Code of Commerce shall read as follows:

     "Article 85. Merchants may keep auxiliary accounting books that reflect, with further details, the information required to complement the entries made in the Journal and the Ledger, provided the facts, amounts and nature of the original transactions are not changed."

Article 15. Article 86 of the Code of Commerce shall read as follows:

     "Article 86. The resolutions adopted at the Board Meetings, whether of shareholders, interest holders, partners or directors, shall be entered in the Minute Book. The date of the prior notice or waiver thereof shall be included, as well as the place and date where same was held and other circumstances leading to an exact description of the resolution taken. The minutes must include the names of the persons who acted as chairman and as secretary, and these persons shall sign such minutes. Either of such persons may certify the minutes.

     The Share, Shareholder, Asset or Corporate Participation Register shall specify the names of the title holders if the shares are nominative, including the title, number, the amount in number or percentage that same represents, the amount paid and the nature of the security and title concerned."

Article 16. Article 87 of the Code of Commerce shall read as follows:

     "Article 87. The Accounting of every merchant shall be kept by an Accountant or Certified Public Accountant whose qualification has been approved by the Technical Board of Accounting of the Ministry of Commerce and Industry.

     Every merchant is obligated to keep its accounting books up to date. It shall be understood that the accounting records are up to date when their entries are made every month, in the required books, within sixty (60) days of the pertinent month.

     Defaulting merchants shall be penalized with a fine of one hundred Balboas (B/.100.00) to five hundred Balboas
     (B/.500.00) for every month that their accounting is behind. It


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     shall fall on the Directorate General of Income of the
     Ministry of Finance and Treasury to make the review referred to in this article and to levy the pertinent penalties."


Article 17. Article 93 of the Code of Commerce shall read as follows:

     "Article 93. Every merchant or broker is obliged to keep its required accounting books throughout such period as its administration shall last and up to five (5) years after closing of its business.

     The auxiliary books, vouchers and documentation evidencing the mercantile operations must be kept until prescription of every action that may derive therefrom.

     The responsibility of keeping the required accounting books and submitting them when they are required by competent authorities shall fall on the merchant or its heirs or assignees. In the case of corporate entities, the person responsible shall be whoever is their legal representative or, in the absence of the latter, whether temporary or permanent, whoever legally substitutes such legal representative.

     The required accounting books, auxiliary books and other documents evidencing the transactions of the business shall be kept in any of the forms authorized by the Law in the establishment so that they may be examined by the corresponding competent authority. It is forbidden to transfer same outside the country or to places that are not easily accessible. Infringement of this interdiction shall be penalized with a fine not exceeding five hundred Balboas (B/500.00) and successive fines may be applied for continuous infringement following repeated unanswered requests."

Article 18. Article 94 of the Code of Commerce shall read as follows:

     "Article 94. Any merchant or broker that does not keep the accounting books referred to in Title III of Book One of the Code of Commerce, feigningly records the transactions differently from the manner and original date on which same were made, distorts the true and real nature of same, or conceals or omits any of them shall incur a fine of one hundred balboas (B/.100.00) up to five thousand balboas (B/.5,000.00), being liable to successive and multiple fines if the infringement and breaches should give rise thereto.

     The fines referred to in Title III of Book One of the Code of Commerce shall be levied by the respective Regional Administration of Income of the Directorate General of Income of the Ministry of Finance and Treasury, with right to file a petition for reconsideration before the first instance official and a subordinated appeal before the Appeals Commission of such Directorate. The fines may be levied on the merchants or owners as well as on the brokers. In the case of corporate entities, same may be levied on the company or, otherwise, on its legal representatives, its directors, managers and officers, in such order."

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Article 19.    Article 95 of the Code of Commerce shall read as
               follows:

     "Article 95. Every merchant is obliged to prepare and keep in its establishment, financial statements correctly and truthfully reflecting the results of its annual operations or operations of a fraction of a year for those that have not completed twelve months of operation. Such reports shall be prepared in accordance with the standards and principles of accounting generally accepted and applied in the Republic of Panama.

     The required basic financial statements shall include a balance sheet, a profit and loss statement, an asset statement including the changes in retained earnings and a cash flow statement.

     The financial statements referred to shall be countersigned by a Certified Public Accountant in the case of merchants engaged in activities of any nature whose capital exceeds one hundred thousand balboas (B/.100,000.00) or merchants having an annual sale volume exceeding fifty thousand balboas (B/.50,000.00). Same must be issued within one hundred and twenty (120) days following the closing date of the fiscal period and must be maintained at the disposal of the competent authorities, who may require original copies of same in order to document the inspection proceeding in the corresponding file.

     Any merchant or broker that does not comply with the provisions of this article shall incur a fault penalized by the fines and penalties described in Article 94 of the Code of Commerce.

     Any Certified Public Accountant who, in the exercise of his professional functions should countersign the financial statements, shall be subject, in the event of infringement of the provisions regulating the required accounting books, auxiliary books and pertinent documentation, to the penalties envisaged in the legal provisions regulating the exercise of his profession.

     Transitory Paragraph: The obligation of preparing and keeping financial statements shall be effective as from the year 1997 and the fiscal periods that begin that same year."

Article 20. Article 142 of the Code of Commerce shall read as follows:

     "Article 142. Every kind of contract, transaction, negotiation and other acts proper to their course of business may be carried out in stock exchanges if they are not forbidden by the laws."

Article 21. Article 143 of the Code of Commerce shall read as follows:

     "Article 143. Stock exchange acts and contracts shall be governed by the applicable laws and, lacking same, by local customs and practices."

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Article 22.    Article 144 of the Code of Commerce shall read as
               follows:

     "Article 144. For the purpose of issuing and negotiating securities in the stock market, same may be represented through single or global titles or by any other document formally acknowledging them, through annotations in accounts or by any other form that is common in stock market practice.

     For custody, compensation and liquidation purposes, securities may be endorsed to the treasury."

Article 23. Article 144A is added to the Code of Commerce as follows:

     "Article 144A. Books for the recording of shares and the holders of other securities negotiated in the stock market, books for recording the minutes of the corresponding issuers, transfers and other records and legal evidence in respect of securities may be kept through manual, mechanical, electronic, optic, magnetic or other kind of procedures guaranteeing their accuracy, availability and conservation."

Article 24. Article 146A be added to the Code of Commerce as follows:

     "Article 146A. Both public and private securities, whether domestic or foreign, that comply with the legal and contractual requirements applicable thereto and whose issue and negotiation have been previously approved by the issuers, as well as the National Securities Commission in the case of public offers, are the special subject of trading in stock exchanges."

Article 25. Article 147 of the Code of Commerce shall read as follows:

     "Article 147. The public offer of securities, whether domestic or foreign, made by any means, towards, from or within Panama, shall be subject to pertinent prior authorization from and registration with the National Securities Commission, which may require classification of the securities by an authorized risk classifier for their placement in the primary market and negotiation in the secondary market."

Article 26. Article 148 of the Code of Commerce shall read as follows:

     "Article 148. Intermediation in stock market acts may only be carried out by duly authorized holders of seats and stock brokers in accordance with and subject to the legal standards and special regulations governing the matter."


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Article 27.    Article 149A is added to the Code of Commerce as
               follows:

     "Article 149A. The ownership of fungible securities may be transferred for a set price, the party receiving same or reporter assuming the obligation to transfer the ownership of such securities or of other securities of the same or a similar issue to the party transferring same or receiver of reports, upon expiry of the established term, in exchange for a greater price or the same price plus a premium, commission or interest."

Article 28. Article 149B is added to the Code of Commerce as follows:

     "Article 149B. Repurchase agreements are allowed in stock market matters for terms not exceeding three (3) years."

Article 29. The Title of Chapter IV of Title VI, Book One of the Code of Commerce shall read as follows:

                           CHAPTER IV
                    On Clearing Houses and
    Securities Custody, Compensation and Liquidation Centers

Article 30. Article 193 of the Code of Commerce shall read as follows:

     "Article 193. Stock markets and other financial intermediaries may establish centers for the custody, compensation and liquidation of securities, subject to authorization, supervision and inspection by the National
     Securities Commission."

Article 31. Article 203 of the Code of Commerce shall read as follows:

     "Article 203. Acts or contracts entered into over the telephone or by telefax or by electronic communication media shall be considered to have been entered into between individuals who are present if the parties or their representatives or attorneys in fact have been directly in communication with each other.

     Meetings of the Board of Directors or of the partners or shareholders assembly or of liquidators of companies of any kind where the participants have been directly in communication through any of the media indicated in the preceding paragraph shall likewise be considered to be meetings with the parties present. In such a case, a minute must be issued indicating the meeting that was held, the resolutions adopted and the manner in which the participants were in communication.

     Resolutions of directors, partners, shareholders, administrators or liquidators of companies of any kind shall be valid even if the document is signed in different places and on different dates."

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Article 32.    Article 223A is added to the Code of Commerce as
               follows:

     "Article 223A. Any interest charged in operations perfected, consummated or having effects outside the Republic of Panama shall not be subject to the provisions of Law 5 of 1933 nor those of Law 4 of 1935."

Article 33. Article 249 of the Code of Commerce shall read as follows:

     "Article 249. Two or more natural persons or corporate entities may form a company of any kind and one or more of them may be shareholders, directors, officers, administrators, attorneys in fact or liquidators thereof."

Article 34. Article 275 of the Code of Commerce shall read as follows:

     "Article 275. The assets contributed to the corporate funds may not be reclaimed for payment of the personal debts of a partner or a shareholder save by virtue of a lien constituted in favor of a third party before such assets were contributed to the company.

     The disposal or encumbrance of corporate assets shall be made by the subscribers, the partners, the shareholder or shareholders, administrators or directors, attorneys in fact or liquidators, as provided for in the articles of incorporation, and lacking such provisions in the article of incorporation, same shall be done in accordance with the Law."

Article 35.    The following article 580A is added to the Code of
               Commerce:

     "Article 580A. Any mandate, whether general or special, that is granted through a public deed or by a private document with a definite date shall have effect with regard to third parties as from the date of its execution and may be registered at the Public Registry at the option of the interested party. However, the revocation of any mandate that was previously registered shall be recorded at the Public Registry save if otherwise provided for in the document itself or if a mandate with a set term or for the performance of a set act or event is concerned."

Article 36. Article 820 of the Code of Commerce shall read as follows:

     "Article 820. In the event of non-compliance and if no special form of disposal has been covenanted, the creditor or the depositor shall have the right to dispose of personal assets given in pledge upon prior notice in writing to the owner thereof at least thirty (30) calendar days before the date on which the sale is to be made and upon an assessment as referred to in Article 821."

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Article 37.    Article 821 of the Code of Commerce shall read as
               follows:

     "Article 821. In the case envisaged in Articles 820 and 822, the parties shall agree in the pledge agreement on the method to be used to determine the value of the things given in pledge in order to ensure its fair value at the time they are applied to the debt. Lacking this, the pledge shall be assessed by two experts each appointed by either party, or by a third expert appointed by such experts in the event of dispute, or by the judicial authority lacking such experts.

     In any event, the creditor shall be liable for any damages caused in the application of the provisions of this article or the provisions of the foregoing article."

Article 38. Article 829A is added to the Code of Commerce as follows:

     "Article 829A. Any company may pledge its assets located outside the Republic of Panama in a general manner, without need to deliver same to the creditor, and without impairing the credits having preference over certain movable or immovable goods.

     The general pledge of assets shall be set down on record by means of a public deed or a private document authenticated by a notary public in the place of execution. Such document may contain all such stipulations as the parties may deem expedient to include, but shall in any case include the name and address of the grantor company and those of the creditor or creditors and the set or maximum amount of the credit guaranteed.

     If such document is executed outside the Republic of Panama, it must be apostilled or legalized by a Panamanian Consul in the place of issue or, lacking such Consul, by that of a friendly nation. The protocolized public or private document evidencing the general pledge of assets shall be registered at the Public Registry and, once registered, its effects shall be retroactive to the date of entry in the Journal of the Public Registry of the filing of such document for registration.

     Once the formalities established herein have been complied with, the general pledge of assets shall have preference over credits with no special privileges that are evidenced in a public deed, executed judgment or private document with a definite date.

     A general pledge of assets document may be preliminarily registered. The manner in which this is to be done and the effects thereof shall be regulated by an executive decree."

Article 39. Any companies organized before this law enters into effect may at any time choose to be governed by the provisions thereof, for which such fact must be evidenced in a resolution adopted by the partners or shareholders that must be registered at the Public
               Registry.

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Article 40.    The final paragraph of Article 9 of Law I of 5th
               January 1984 on trusts is amended as follows:

     "Article 9.    The trust instrument must contain:
                    Where the trust is constituted through a private document, the signatures of the settlor and of the trustee or their attorneys in fact for the constitution must be authenticated by a Notary
                    Public."

Article 41. Paragraph One of Article 35 of Law 1 of 1984 is amended as follows:

     "Article 35. ... Paragraph One:  The foregoing exemptions
     shall not apply in cases where the assets, money, shares or securities mentioned in subsections 1, 2 and 3 above are used in operations that are not exempt from taxes, assessments, charges or encumbrances in the Republic of Panama, save if same are invested in housing, housing development projects, industrial or urban development parks in the Republic of Panama, in which case the profits of such investments shall be exempt from income tax."

Article 42. Article 317-A is added to the Fiscal Code as follows:

     "Article 317-A.     The reservation of a company name at the
                         Public Registry shall be charged a twenty-five balboa (B/.25.00) fee."

Article 43. Paragraph one is amended and subsection 5 is added to Article 318 of the Fiscal Code as follows:

     "Article 318.      The registration of public or
                        authenticated documents or documents whereby a company is organized, made or continued in the Mercantile Section of the Public Registry, as the case may be, shall be subject to the following fees:

     .......
     5. The registration fee for the general pledge of assets shall be one hundred balboas (B/.100.00)."

Article 44. All the provisions in the Code or other laws referring to accounting books shall be understood to be referring to the records mentioned in the present Decree Law.

Article 45.    The present Decree Law revokes subsection 7 of
               Article 57, Articles 74, 76, 79, 80 and 82 of the Code of Commerce, subsection 7 of Article 1776 of the Civil Code and point q) of Article of Law 2 of 16th January 1991; Articles 11B, 11C, 11D, 11E, 38A, 58A, 99A, 144A,
               146A, 149A, 149B, 223A, 558A and 829A are added, and
               Articles 71, 72, 73, 77, 78, 81, 83, 85, 86, 87, 93, 94,
               95, 142, 143, 144, 147, 148, 193, 203, 249, 275, 820 and
               821 of the Code of Commerce are amended;

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Article 317-A is added and Article 318 of the Fiscal Code is amended and added; and Articles 9 and 35 of Law 1 of 5th January
1984 are amended.

Article 46. This Decree Law shall enter into effect as from its promulgation.

LET IT BE COMMUNICATED AND PUBLISHED.

Given in the City of Panama on the second day of the month of July nineteen hundred and ninety seven (1997).











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